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
--------                                       U.S. SECURITIES AND EXCHANGE COMMISSION                 -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
                                         Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person          2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
SCPG Holdings Pte. Ltd.                             (Month/Day/Year)       Security Capital Group Incorporated -- SCZ.B
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)      September 23, 1997   5. Relationship of Reporting Person    6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        XX 10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
250 North Bridge Road #38-00                        Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
Raffles City Tower, Singapore         179101                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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CLASS B COMMON STOCK                                 3,819,709                         D
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Explanation of Responses:

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                         (Print or Type Responses)                                                 SEC 1473 (8-92)
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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          of                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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                                                                         SCPG HOLDINGS PTE LTD
                                                                         a Singapore Corporation
                                                                         By:    Guy Tcheau
                                                                         Title: Director                        October 3, 1997
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      SEE Instruction 6 for procedure.

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
--------                                        U.S. SECURITIES AND EXCHANGE COMMISSION                -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES         OMB Number:       3235-0104
                                                                                                       Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,  Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or    hours per response .... 0.5
                                          Section 30(f) of the Investment Company Act of 1940          -----------------------------
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1. Name and Address of Reporting Person          2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
Government of Singapore Investment Corporation      quiring Statement
(Realty) Pte. Ltd.                                  (Month/Day/Year)       Security Capital Group Incorporated - SCZ.B
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)      September 23, 1997   5. Relationship of Reporting Person   6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director           10% Owner          (Month/Day/Year)
                                                    curity Number of    ----               ----
250 North Bridge Road #38-00                        Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)   XX  below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                             controls 10% owner                    Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                X Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
Raffles City Tower, Singapore          179101                                                                  ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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CLASS B COMMON STOCK                                 3,819,709                        I                By wholly-owned subsidiary(1)
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Explanation of Responses:

     (1)   The reporting person is the sole stockholder of SCPG Holdings Pte. Ltd. which beneficially owns 3,819,709 shares of Class B Common Stock of the Issuer, and shares investment control over SCPG Holdings Pte. Ltd.'s portfolio.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
                                 (Print or Type Responses)                                                         SEC 1473 (8-92)
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
FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          of                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Explanation of Responses:
                                                                       GOVERNMENT OF SINGAPORE INVESTMENT
                                                                       CORPORATION (REALTY) PTE. LTD.
                                                                       a Singapre Corporation
                                                                       By:    SCPG HOLDINGS PTE. LTD.
                                                                       Its:   Attorney in Fact
                                                                       By:    Guy Tcheau
                                                                       Title: Director                           October 3, 1997
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      SEE Instruction 6 for procedure.

                                  POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned whose signature appears below does hereby constitute and appoint SCPG Holdings Pte Ltd with full power of substitution, the undersigned's true and lawful attorney-in-fact and agent for the undersigned in the undersigned's name, place and stead, in any and all capacities, to sign any Schedule 13D and any and all amendments thereto pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 (the "Exchange Act"), to sign any documents pursuant to Section 16(a) of the Exchange Act and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to deliver copies thereof as required by law, in connection with the acquisition or disposition by SCPG Holdings Pte Ltd of any equity securities of an issuer having a class of equity securities registered under Section 12(g) of the Exchange Act, and the undersigned granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

/s/ VIVIEN CHEN, DIRECTOR                /s/ DEANNA ONG, SECRETARY
-------------------------                -------------------------

Government of Singapore
Investment Corporation (Realty) Pte. Ltd.

Dated:  October 2, 1997